Exhibit 4.24

Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

SUBSCRIBER AGREEMENT

THIS AGREEMENT is made and entered into as of the date of the last signature below by and between:

(1) Amadeus Distribution India Enterprise Private Limited (“Amadeus”)

Registered Address: WZ-2d, Cabin NO-02, Nangli Zalib, Ground Floor, New Delhi 110058 India

Operational Office - 3rd Floor, Block-B3, World Tech Park, DLF IT SEZ, Silokhera, Sector-30, Gurugram -122002, Haryana, India.

GSTIN : 06ABACA1799A1Z0

Telephone: [***]
Email: [***]
Company Registration Number: U79900DL2024FTC426838
and
(2) MakeMyTrip (India) Private Limited (the “Subscriber”)
Registered Address: 19th Floor, Building No. 5, DLF Cyber City, Gurgaon 122002, India
Telephone: [***]
Email: [***]
GSTIN : 06AADCM5146R1ZZ
Company Registration Number: U63040HR2000PTC090846
Business Trading Name: MakeMyTrip
Effective Date: 1 November, 2024
End Date: 31st December, 2030

Please read the terms and conditions of this Subscriber Agreement and the Amadeus Standard Terms of Access carefully. By signing this Subscriber Agreement, Subscriber represents and warrants to Amadeus that: (i) Subscriber’s representative has read and understood the terms and conditions of this Subscriber Agreement and the Amadeus Standard Terms of Access on behalf of Subscriber; (ii) Subscriber agrees to be bound by the terms and conditions of this Subscriber Agreement and the Amadeus Standard Terms of Access in relation to its access to the Amadeus System and use of Amadeus Products; and (iii) Subscriber’s representative entering into this Subscriber Agreement has the power, capacity and authority to enter into it and to bind Subscriber. Subscriber expressly agrees to the fact that the Amadeus Standard Terms of Access and updated versions are provided through electronic means and Subscriber hereby agrees to waive any rights to challenge the validity or enforceability of the Amadeus Standard Terms of Access on the grounds that the Amadeus Standard Terms of Access are in electronic form instead of paper. The Amadeus Standard Terms of Access can be downloaded or accessed at the following URL and Subscriber is recommended to print off and keep a updated copy for its records: https://amadeus.com/documents/en/travel-channels/legal/amadeus-standard-terms-of-access-gb.pdf

AMADEUS SUBSCRIBER AGREEMENT	Page 1 of 19

This Subscriber Agreement hereby incorporates by reference this signature page, the Subscriber Agreement Terms and Conditions, the Amadeus Standard Terms of Access and all Schedules attached hereto. Amadeus and Subscriber hereby agree to all terms of this Subscriber Agreement, including the Amadeus Standard Terms of Access, effective as of the Effective Date.

Subscriber	Amadeus
MakeMyTrip (India) Private Limited	Amadeus Distribution India Enterprise Private Limited
Authorised Signature	Authorised Signature
/s/ Vikash Kumar Tiwari	/s/ Ravi Jakkula
Name and Job Title	Name and Job Title
Vikash Kumar Tiwari, Director	Ravi Jakkula, Chief Commercial Officer
Date 25 March 2025 | 03:25:47 PDT	Date 25 March 2025 | 11:27:05 CET

AMADEUS SUBSCRIBER AGREEMENT	Page 2 of 19

SUBSCRIBER AGREEMENT TERMS & CONDITIONS

1. Definitions and Interpretation

1.1 Definitions. In this Agreement:

“Agreement” means this Subscriber Agreement, which includes the signature page, these Subscriber Agreement Terms and Conditions, the Amadeus Standard Terms of Access and all Schedules hereto.

“Amadeus Direct” means the Amadeus website for customer information and ordering of Amadeus Products, currently https://www.amadeus-direct.com, or such other website as Amadeus may notify to Subscriber.

“Amadeus Standard Terms of Access” means Amadeus’ then-current Amadeus Standard Terms of Access which are expressly incorporated by reference into this Agreement, copies of which are currently found and can be downloaded at the following URL, or such other webpage as Amadeus may notify to Subscriber: https://amadeus.com/documents/en/travel-channels/legal/amadeus-standard-terms-of-access-gb.pdf

“Amadeus Product” means any Software, product, service, component, module, or functionality that Amadeus provides to Subscriber under this Agreement.

“Charges” means all charges and fees payable for Amadeus Products as set out in the Schedules hereto or any additional terms and conditions, as applicable, and any additional charges or fees that may be payable by Subscriber to Amadeus under this Agreement.

“Confidential Information” means this Agreement and the terms hereof (including any incentives or other commercial terms), all information of a Party or its affiliates marked “confidential”, “restricted” or “proprietary” by either Party, and any other information of a Party or its affiliates that is treated as confidential by the disclosing Party and would reasonably be understood by the receiving Party to be confidential information of a Party or its affiliates, licensors or subcontractors, whether or not so marked, including: (i) any software or components provided by either Party under this Agreement; (ii) any software, components or other products and services, the provision of which is under discussion between the Parties during the Term (including in connection with any pilot or similar arrangement); (iii) attorney or solicitor-client privileged materials or work product; or (iv) any costs and commissions, strategic plan, account information, research information, developments, trade secrets, financial/accounting information, human resources and personnel information, internal or external audits, lawsuits, sales or marketing methods, methods of doing business, customer lists or requirements, or supplier information. For the purposes of this definition, “Confidential Information” does not include Personal Data, which is dealt with separately under Clause 8 (Data Protection).

“Data Controller” means the entity which alone or jointly determines the purpose and means of processing Personal Data.

“Data Processor” means the entity which Processes Personal Data on behalf of the Data Controller.

“Data Protection Legislation” means all applicable laws and regulations relating to the processing of Personal Data including the GDPR, India’s Digital Personal Data Protection Act of 2023, and other GDS sector specific laws applicable to the Parties in markets where services are being provided to the Subscriber.

“DPDP Act” means India’s Digital Personal Data Protection Act of 2023.

“Effective Date” means the date specified on the signature page of this Agreement.

“GDPR” means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016.

“GDS” means a global distribution system (commonly referred to as a computerized reservation system).

“Parties” means Amadeus and Subscriber, and each means a “Party”.

“Personal Data” means any information that relates to an identified or identifiable individual.

“Processing” means the use, collection, storage, processing, modification, transfer, blocking or erasure of Personal Data by Amadeus IT Group S.A. on behalf of Subscriber and “Process” and “Processed” shall be construed accordingly;

“Processing Services” means all services provided under this Agreement involving the Processing of Personal Data (e.g., traveller profile services) other than ticketing and reservation services.

“Taxes” means all applicable GST, VAT and other tax, fee or duty imposed by any governmental authority arising out of or relating to the provision of an Amadeus Product.

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“Term” means the term of this Agreement as set out in Clause 3 (Term) of this Agreement.

“Territory” means the Republic of India.

1.2 Amadeus Standard Terms of Access. Unless a contrary intention appears, terms defined in the Amadeus Standard Terms of Access shall have the same meaning when used in these Subscriber Agreement Terms and Conditions and all Schedules hereto.

1.3 Interpretation. For purposes of this Agreement: (a) any words following the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; (e) words denoting any gender include all genders; (f) the word “person” includes an individual, corporate or unincorporated body (whether or not having separate legal personality) and that person’s legal and personal representatives, successors or permitted assigns; and (g) the word “company” shall include any company, corporation or other body corporate, wherever and however incorporated or established. Unless the context otherwise requires, references in this Agreement: (i) to Clauses, Sections and Schedules mean the Clauses and Sections of, and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; (iii) to a law or regulation is a reference to it as it is in force as at the date of this Agreement and includes all subordinate legislation made as at the date of this Agreement under that law or regulation; and (iv) to a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation. The Parties intend this Agreement to be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Amadeus Standard Terms of Access and the Schedules referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

2. Access to the Amadeus System

2.1 Access to the Amadeus System. Subject to the terms and conditions of this Agreement, Amadeus will provide access to the Amadeus System to Subscriber and a right to use the Amadeus Products identified in the Schedules hereto in connection with such access.

2.2 Amadeus Standard Terms of Access. Each Party shall comply with the Amadeus Standard Terms of Access.

2.3 Corporate Authority. Each Party represents and warrants that it has the power and authority to enter into and perform, and has taken all necessary action to authorise its entry into and performance of, this Agreement and the transactions contemplated by this Agreement.

3. Term

The term of this Agreement (the “Term”) will commence upon the Effective Date and, subject to earlier termination as set forth below, will terminate following the expiry of the period, or on the date, specified on the signature page of this Agreement (the “Initial Term”). The Term will automatically extend for one or more successive one-year periods (each, a “Renewal Term”) if neither Party gives the other written notice of non-renewal at least ninety (90) days prior to the expiry of the Initial Term or then current Renewal Term, as applicable.

4. Charges

4.1 Generally. Charges for Amadeus Products are stated in the Schedules hereto and, unless otherwise expressly stated herein, will apply from the Effective Date. Charges for additional Amadeus Products will be at Amadeus' prevailing charges and fees at the time of use of the additional Amadeus Products as reflected on the applicable invoice. Amadeus may invoice Subscriber electronically, including making invoices available for download via Amadeus Direct, and Subscriber agrees to receive invoices in an electronic format. Use by Subscriber of an Amadeus Product constitutes Subscriber's agreement to: (a) pay any prevailing or agreed Charge from the date of first use; and (b) all applicable terms and conditions notified to Subscriber.

4.2 Tax. Charges for Amadeus Products as stated in the Schedules hereto are exclusive of applicable Taxes. The Subscriber shall comply with all applicable tax laws and regulations concerning the withholding of taxes on any payments made under this Agreement. The Subscriber shall be required to deduct and withhold the appropriate amount of tax in view of applicable laws on the date of payment due to made to Amadeus and remit the withheld amount to the concerned government authorities within the prescribed timeline. The Subscriber further agrees to furnish the requisite documentation of such withholding tax certificates in a timely manner soon upon its receipt by the Subscriber.

AMADEUS SUBSCRIBER AGREEMENT	Page 4 of 19

4.3 Payment. Charges, and any applicable Taxes, are due within thirty (30) days of the invoice date.

4.4 Disputed Charges. Subscriber shall notify Amadeus of the Charges it disputes in good faith and the reason for such dispute within thirty (30) days of receipt of the invoice. Subscriber will pay the undisputed amount and in good faith will promptly and mutually resolve the disputed amount with Amadeus.

4.5 Suspension of Access. Amadeus may, with notice or without liability to Subscriber, suspend or limit access of Subscriber to the Amadeus System or any Amadeus Products provided hereunder if Subscriber does not pay any amount due under this Agreement on the due date for payment. During such suspension, Subscriber will remain liable for all recurring Charges and for any reconnection Charges if such Charges have been notified in advance to the Subscriber and have been mutually agreed between the Subscriber and Amadeus.

4.6 Interest. If Subscriber fails to pay in full on the due date any amount which is payable to Amadeus under this Agreement then, without prejudice to any other rights that Amadeus may have under this Agreement, Amadeus may charge interest on the amount outstanding, both before and after judgement, from the due date until payment is made in full at 12% per annum or, if lower, the prevailing maximum statutory rate allowed by law.

4.7 Set-Off. Amadeus may with notice set-off any payment obligation due from Subscriber to Amadeus under this Agreement (or due from Subscriber to another member of the Amadeus Group under any other agreement) against any payment obligation owed by Amadeus to Subscriber under this Agreement, in either case howsoever arising and regardless of the place of payment or currency of either obligation. Any exercise by Amadeus of its rights under this Clause shall not limit or affect any other rights or remedies available to it under this Agreement or otherwise.

4.8 Increase in Charges. Charges are subject to change upon thirty (30) days’ notice, including via Amadeus Direct. Any such increase will not exceed 10% in a given calendar year unless the increase in Charges is required by Amadeus to cover: (a) increases in third party costs incurred by the Amadeus Group in providing the relevant Amadeus Product; (b) costs necessary for Amadeus to comply with any industry regulation, law or standard affecting an Amadeus Product; (c) new enhancements to an Amadeus Product; or (d) increases in global inflation, as measured by the latest available world "inflation index for average consumer prices" (Subject Code: PCPIPCH; Country Group: World) published by the International Monetary Fund in its World Economic Outlook (WEO), or any successor index thereto, for the previous calendar year. No amendment to this Agreement is necessary to reflect such increases. If Amadeus increases Charges by more than 10% under this Clause, after good faith negotiation to avoid termination, Subscriber may terminate the applicable Amadeus Product upon thirty (30) days’ notice to Amadeus. Affected Content under Schedule 2 or other charges as may relate to Provider content are neither subject to the 10% cap above nor any notice or termination terms and conditions of this Clause.

4.9 Disputed Transaction Counts. Amadeus will determine Transaction counts solely from its books and records. Amadeus' books and records shall prevail in any dispute about Transaction counts.

4.10 Discounts and Waivers. Amadeus may offer Amadeus Products to Subscriber at a discount, or waive the associated Charges, in anticipation and consideration of Subscriber contracting with Amadeus for the agreed Term or subject to Subscriber achieving certain minimum Booking targets or minimum usage requirements as set-out in a Schedule hereto. Amadeus reserves the right to demand that Subscriber immediately repays to Amadeus a proportional amount of the applicable discounts or waived Charges in the event of: (a) early termination of this Agreement, unless termination is due to Amadeus' uncured breach or insolvency; or (b) Subscriber failing to achieve any minimum Booking targets or minimum usage requirements specified herein. Amadeus reserves the right to apply at any time Charges for services, modules, or functionalities that are offered by Amadeus at no cost to Subscriber during the Term of this Agreement.

5. Termination

5.1 By either Party. Without affecting any other right or remedy available to it, a Party may terminate this Agreement with immediate effect by giving written notice to the other Party if: (a) the other Party commits a material breach of any term of this Agreement and (if such a breach is remediable) fails to remedy that breach within thirty (30) days of that Party being notified in writing to do so; (b) subject to applicable law, the other Party becomes unable to pay its debts, enters into liquidation (except for the purposes of a solvent restructuring) or is dissolved, seeks reorganization or readjustment of its debts, makes an arrangement with its creditors, becomes subject to an administration order or a receiver or administrative receiver is appointed over all or any of its assets, takes or suffers to be taken any similar action in consequence of a debt, ceases or threatens to cease trading or any procedure equivalent to any of the preceding matters occurs in any other jurisdiction with respect to that other Party; or (c) the other Party suspends or threatens to suspend, or ceases to carry on or threatens to cease to carry on, all or a substantial part of its business.

AMADEUS SUBSCRIBER AGREEMENT	Page 5 of 19

5.2 By Amadeus. Without affecting any other right or remedy available to it, Amadeus may terminate this Agreement with immediate effect by giving written notice to Subscriber if: (a) Subscriber’s financial position deteriorates to such an extent that in Amadeus’ reasonable opinion, Subscriber’s capability to adequately fulfil its obligations under this Agreement has been placed in jeopardy; (b). Subscriber commits a material breach of any term of an agreement with another member of the Amadeus Group and (if such a breach is remediable) fails to remedy that breach within the notified period; (c) there is a change of control of Subscriber which is not notified to Amadeus; or (d) any competitor of Amadeus is or becomes the beneficial owner, directly or indirectly, of any voting securities of Subscriber or acquires rights to such securities. Subscriber shall promptly notify Amadeus upon becoming aware of any of the events listed in (c) or (d) above. For the purposes of this Clause, “control” means the beneficial or equitable ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of Subscriber or the power or right to direct, or cause the direction of, the management of Subscriber.

5.3 Suspension for Insolvency. Without affecting any other right or remedy available to it, Amadeus may suspend Subscriber or Authorised User access to the Amadeus System, any Amadeus Product or Amadeus Direct if Subscriber becomes subject to any of the events listed in Clause 5.1(b) to Clause 5.1(c) above

6. Effect of Termination

6.1 Effect of Termination. Upon termination or expiry of this Agreement: (a) all rights, licences, consents and authorisations granted by a Party to the other hereunder will immediately terminate; (b) Amadeus may disable all Subscriber and Authorised User access to the Amadeus System, any Amadeus Product and Amadeus Direct; (c) Subscriber will return any Amadeus Products to Amadeus; (d) each Party shall, at the other Party’s request, return or destroy (where reasonably practicable and subject to ongoing use rights necessitating retention of a copy) all documentation in any medium that contains, refers to or relates to the other Party’s Confidential Information; (e) each Party shall immediately pay to the other Party any outstanding unpaid invoices and interest and, in respect of Amadeus Products supplied or incentives earned but for which no invoice has been submitted, each Party shall submit an invoice, which shall be payable by the other Party immediately upon receipt; and (f) Subscriber shall repay to Amadeus: (i) all bonuses, funds or any other incentives of any type that were advanced to Subscriber in exchange for future Booking production but remain unearned as at the date of termination; (ii) if applicable, any discounts or waivers in accordance with Clause 4.10 (Discounts and Waivers) of this Agreement; and (iii) any other sum identified in this Agreement as repayable upon termination.

6.2 Survival. Any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination or expiry of this Agreement shall remain in full force and effect.

6.3 Unilateral Termination by Subscriber. Notwithstanding Clause 10.3 below and without prejudice to Amadeus right to seek any appropriate remedies, if Subscriber terminates this Agreement in any manner except as provided in Clause 5.1 above and if the Subscriber terminates the Agreement within 12 (twelve) months of the Effective Date the Subscriber shall be liable to return to Amadeus bonuses not exceeding INR [***]/- (Indian Rupees [***] Only). Subscriber agrees that this is a reasonable pre-estimate of losses that would be incurred by Amadeus as a direct result of Subscriber unilaterally terminating this Agreement. Further the Subscriber shall also be liable to refund to Amadeus any unutilised Booking Advance which has been paid by Amadeus to the Subscriber in advance. If the Subscriber unilaterally terminates the agreement under this clause then it shall be required to service a prior written notice of 6 (six) months to Amadeus and during which period the Subscriber will continue to transact on Amadeus System.

7. Confidentiality

7.1 Access to the System. Subscriber shall limit use of and access to the Amadeus System to such Authorised. Users as are required to comply with Subscriber’s obligations hereunder, and Subscriber shall take all actions as may be necessary to preserve the confidentiality of the Amadeus System including all data contained therein and to prevent the transfer or disclosure thereof to other persons.

7.2 Confidentiality. Each Party: (a) undertakes that it shall not at any time during the Term of this Agreement, and for a period of five years after termination of this Agreement, disclose to any person (including any potential buyer of Subscriber’s business) any Confidential Information; (b) may disclose the other Party’s Confidential Information: (i) to its employees, officers, representatives, subcontractors or advisers who need to know such Confidential Information for the purposes of carrying out the receiving Party’s obligations under this Agreement; provided that the recipients of such Confidential Information are bound by confidentiality terms which are no less onerous than those set out in this Clause; and (ii) as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority; provided that the Party required to disclose must give the other Party prompt written notice prior to such disclosure and use its reasonable endeavours to obtain a protective order against such disclosure; and (c) shall not use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement.

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7.3 Publicity. Notwithstanding anything to the contrary in this Agreement, Amadeus may publicly disclose that Subscriber is a customer of Amadeus, together with high-level details of the Amadeus Products used by Subscriber, and use Subscriber’s brands and logos in connection with such disclosures after receiving prior consent from Subscriber. Amadeus acknowledges and agrees that all proprietary, intellectual property and any other rights in and to Subscriber’s name, logo, service mark or trademark are the sole and exclusive property of Subscriber.

8. Data Protection

8.1 General.

Each Party shall comply with their respective obligations under applicable Data Protection Legislation as they apply to the performance of the services under this Agreement, in the jurisdictions in which they are providing the services under this Agreement.

8.2 Amadeus IT Group, S.A. as Data Controller.

(a) Each of Amadeus IT Group, S.A. and Subscriber (the “Controllers”) will be a Data Controller for the purposes of ticketing and reservation services provided under this Agreement.

(b) The Controllers, in exercising their respective rights and performing their respective obligations related to services provided under this Agreement shall comply with applicable Data Protection Legislation and shall not, as far as is reasonable, do anything or permit anything to be done which has the effect of placing the other Controller in breach of applicable Data Protection Legislation.

(c) The Controllers shall at all times have in place appropriate technical and organisational security measures so that Personal Data is protected against unauthorised or unlawful Processing and against accidental loss, destruction or damage.

(d) Subscriber shall provide the following information/notice when collecting Personal Data for the purposes of ticketing and reservation services provided under this Agreement: “To provide the services, your Personal Data will be processed by Amadeus IT Group, S.A.”

8.3 Amadeus IT Group, S.A. as Data Processor. Where Amadeus IT Group, S.A. Processes Personal Data for the purposes of Processing Services provided under this Agreement, Amadeus IT Group, S.A. is Processing Personal Data as a Data Processor on behalf of the Subscriber who is the Data Controller of the relevant Personal Data. Where Amadeus IT Group, S.A. Processes Personal Data on behalf of the Subscriber as a Data Processor for the purposes of providing Processing Services only, Amadeus IT Group, S.A. shall: (a) only Process Personal Data in accordance with the instructions of the Subscriber, these instructions will be as set out in the description of the Processing Services, except to the extent that any legal requirement prevents Amadeus IT Group, S.A. from complying with such instructions or requires the Processing of Personal Data other than as instructed by the Subscriber. Subscriber acknowledges that in the provision of the services under the Agreement Amadeus IT Group, S.A. may transfer Personal Data to locations outside the European Economic Area and/or the Republic of India in accordance with any Data Protection Legislation applicable to Amadeus IT Group, S.A.; (b) ensure that any personnel authorised by Amadeus IT Group, S.A. to access the Personal Data are subject to a duty of confidentiality in respect of the Personal Data; (c) ensure that any Personal Data is subject to appropriate technical and organizational measures against unauthorised or unlawful Processing of the Personal Data and against accidental loss or destruction of, or damage to, the Personal Data in accordance with any Data Protection Legislation applicable to Amadeus IT Group, S.A.; (d) inform Subscriber of the sub-processors used in the Processing of Personal Data in Processing Services and any changes to the sub-processors used in the Processing of Personal Data in Processing Services. Amadeus IT Group, S.A. has a general authorisation from the Subscriber to engage sub-processors in the Processing of Personal Data in Processing Services. Where Amadeus IT Group, S.A. engages sub-processors, it shall impose the Personal Data Processing obligations set out in this clause on such sub-processor; (e) inform Subscriber of any requests or queries from a data subject, regulatory authority or any other law enforcement authority regarding the Processing of Personal Data under this Agreement and provide the Subscriber with any information and assistance that may reasonably be required to respond to such requests or queries; (f) provide reasonable assistance to the Subscriber, at the Subscribers cost, in respect of the Subscriber’s compliance with Art 32-36 of the GDPR and/or the DPDP Act, taking into account the nature of the Processing undertaken by Amadeus IT Group, S.A. and the information available to Amadeus IT Group, S.A.; (g) at the choice of the Subscriber, delete or return all Personal Data to the Subscriber after the end of the Processing of Personal Data under the Agreement, unless Amadeus IT Group, S.A. is required to retain the Personal Data by applicable law; (h); (i) notify the Subscriber without undue delay on becoming aware of any accidental or unlawful destruction, loss, alternation, unauthorised disclosure of, or access to, Personal Data transmitted, stored or Processed by Amadeus IT Group, S.A. in connection with Processing Services. The Parties will also need to fully cooperate with the other Party to prevent or mitigate the effects of such breaches; and (j) make available to the Subscriber information reasonably necessary to demonstrate compliance with the Personal Data Processing obligations of Amadeus IT Group, S.A. under this Clause.

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8.4 Special Categories of Data. If Subscriber is collecting special categories of data as described in Art 9 GDPR for any services provided under this Agreement, Subscriber shall obtain the individual’s explicit consent for the Processing of such Personal Data.

8.5 Approvals. Subscriber represents and warrants that it has obtained, and undertakes to maintain, any and all necessary consents or approvals from its respective customers and clients to enable Amadeus and its affiliates, as applicable, to Process Personal Data and credit card data, as applicable, for the purpose of Processing and otherwise handling the transactions contemplated under this Agreement. Subscriber will indemnify Amadeus and each member of the Amadeus Group against all costs, losses, damages, expenses or claims arising out of or in connection with the failure by Subscriber to obtain and maintain any such consents or approvals from its customers and clients.

8.6 Corporate Implants. Subscriber shall inform and keep Amadeus updated about the corporate implants under its responsibility.

8.7 Liability of Amadeus. Subject to Clause 10 (Liability), Amadeus shall be liable to Subscriber for the performance of Amadeus IT Group, S.A.’s obligations under this Clause 8.

8.8 Liability of Subscriber or Amadeus – The Subscriber or Amadeus (as applicable) in its capacity as data processor shall indemnify and hold harmless the other party against all third-party complaints, charges, claims, damages, losses, costs, liabilities, and expenses due to, arising out of and/or relating in any way to (a) Subscriber’s or Amadeus’ breach of data protection obligations and/or (b) any act or omission attributable to the party acting as data processor whereby the other Party as a Data Controller is placed or held liable under any applicable Data Protection Legislation for breach.

9. Warranty Disclaimer

EXCEPT AS EXPRESSLY AND SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE AMADEUS SYSTEM, AMADEUS SYSTEM DATA AND ALL AMADEUS PRODUCTS ARE PROVIDED TO SUBSCRIBER ON AN “AS IS” BASIS AND ALL WARRANTIES, REPRESENTATIONS, CONDITIONS, UNDERTAKINGS, OBLIGATIONS AND ALL OTHER TERMS OF ANY KIND WHATSOEVER IMPLIED BY COMMON LAW, STATUTE, CUSTOM, TRADE USAGE, COURSE OF DEALING OR OTHERWISE ARE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EXCLUDED FROM THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR UNDERTAKINGS OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE. IN PARTICULAR, BUT NOT BY WAY OF LIMITATION, AMADEUS SPECIFICALLY DISCLAIMS ANY WARRANTY, UNDERTAKING OR GUARANTEE THAT IT WILL OFFER OR MAINTAIN ANY PARTICULAR DATA OR THE DATA OF ANY PARTICULAR PROVIDER IN THE AMADEUS SYSTEM, OR THAT THE AMADEUS SYSTEM, ANY AMADEUS PRODUCT, DATA, INTERNET ACCESS OR ELECTRONIC MAIL SERVICE IS PROVIDED ERROR FREE OR THAT ANY OF THEM WILL OPERATE, OR BE PROVIDED, WITHOUT INTERRUPTION.

10. Liability

10.1 Indirect Damages. IN NO EVENT WILL A PARTY, OR THEIR RESPECTIVE OFFICERS, AGENTS, CONTRACTORS OR VENDORS, BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF CONTRACT, WARRANTY, TORT OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.2 Economic Losses. IN NO EVENT WILL A PARTY, OR THEIR RESPECTIVE OFFICERS, AGENTS, CONTRACTORS OR VENDORS, BE LIABLE FOR LOSS OF DATA, REVENUE, PROFIT, GOODWILL OR SAVINGS OF ANY PARTY (WHETHER DIRECT, INDIRECT OR CONSEQUENTIAL), INCLUDING THIRD PARTIES, ARISING FROM OR RELATED TO THIS AGREEMENT. SUCH LIMITATION INCLUDES ANY SUCH DAMAGES CAUSED BY ANY ACT OR OMISSION OF AMADEUS OR THIRD PARTY SOFTWARE CONTRACTORS TO PROCURE, COLLECT, COMPILE, ABSTRACT, INTERPRET, COMMUNICATE, PROCESS, STORE OR DELIVER ANY AMADEUS SYSTEM DATA OR INFORMATION.

AMADEUS SUBSCRIBER AGREEMENT	Page 8 of 19

10.3 Limitation of Liability. EXCEPT FOR: (a) SUMS ACCRUED AND UNPAID UNDER THIS AGREEMENT; (b) SUMS EXPRESSLY IDENTIFIED AS BEING REPAYABLE UNDER THIS AGREEMENT; (c) DIRECT DAMAGES ARISING FROM BREACHES OF CLAUSE 7 (CONFIDENTIALITY) ABOVE; AND (d) EXPRESS INDEMNITY OBLIGATIONS UNDERTAKEN HEREUNDER, THE PARTIES AGREE THAT THE TOTAL AGGREGATE LIABILITY OF A PARTY FOR ALL CLAIMS ARISING IN CONTRACT, EQUITY OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT) ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL NOT EXCEED AN AMOUNT EQUAL TO THE TOTAL AMOUNTS RECEIVED BY SUCH PARTY UNDER THIS AGREEMENT DURING THE THREE (3) MONTH PERIOD PRECEDING THE EVENTS GIVING RISE TO SUCH LIABILITY. THE PARTIES AGREE THAT THEY HAVE CAREFULLY CONSIDERED THE RISKS UNDER THIS AGREEMENT AND HAVE FAIRLY ALLOCATED SUCH RISKS BETWEEN THEM AND, THEREFORE, AGREE THAT THIS LIMITATION OF LIABILITY IS FAIR AND REASONABLE. NOTHING IN THIS AGREEMENT SHALL EXCLUDE OR LIMIT THE LIABILITY OF A PARTY WITH RESPECT TO: (i) DEATH OR PERSONAL INJURY ARISING OUT OF ITS NEGLIGENCE OR THE NEGLIGENCE OF ITS EMPLOYEES; (ii) FRAUD; OR (iii) FRAUDULENT MISREPRESENTATION.

10.4 Third Party Claims. Subscriber will indemnify, defend and hold harmless Amadeus, the Amadeus Group and their affiliates, respective employees, directors and agents from and against all costs, liabilities, expenses, judgments, damages and other losses (including all reasonable attorney's fees and related legal costs and expenses) arising out of or in connection with any third party claim, action, cost, fine or expense that is caused by, or results from: (a) an act or omission of Subscriber (including that arising or resulting from Subscriber's improper or unauthorised use of the Amadeus System or any Amadeus Product); (b) a breach of this Agreement by Subscriber; or (c) a breach of any applicable law, order or regulation by Subscriber. This indemnity shall survive termination or expiry of this Agreement and is expressly made for the benefit of, and shall be enforceable by, Amadeus or its successors and assigns.

11. General

11.1 Force Majeure. No Party shall have any liability hereunder if it is prevented from or delayed in performing its obligations (except payment obligations) under this Agreement, or from carrying on its business, by acts or events beyond its reasonable control (a “Force Majeure Event”). Force Majeure Events include acts of god, war, lightning, fire, storm, flood, earthquake, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, strikes or industrial disturbances, sabotage, acts of vandalism, criminal (including cyber-crimes affecting computers, networks or the Internet, illegal hacking, (distributed) denial of service attacks, unauthorised access to or interference with data, identity theft, software and media piracy, website vandalism, release of viruses and worms, invasion of privacy and cyber-spying) acts, compliance with any law or governmental order, rule, regulation or direction, interruption or degradation of any third party communications system or the Internet, or any action of a governmental or public entity and similar events. If a Party experiences a Force Majeure Event, it shall promptly provide written notice thereof to the other Party and shall use all reasonable endeavours to remove, avoid or mitigate the consequences of such Force Majeure Event. If the Force Majeure Event continues for more than ninety (90) days, the other Party may terminate this Agreement upon notice.

11.2 Assignment and Other Dealings. Subscriber shall not assign, transfer, mortgage, charge, subcontract or deal in any other manner with any of its rights and obligations under this Agreement without Amadeus’ prior written consent, which shall not be unreasonably withheld or delayed. Amadeus may at any time without consent assign, transfer, mortgage, charge, subcontract, delegate or deal in any other manner with any or all of its rights and obligations under this Agreement to a member of the Amadeus Group or any entity that acquires all or substantially all of its assets.

11.3 Subcontractors. Amadeus has the right, at its sole discretion, to use subcontractors and licensors to perform its obligations pursuant to this Agreement.

11.4 Trademarks. Subscriber will not use Amadeus' name, logo or trademarks, or any confusingly similar marks, without the prior written consent of Amadeus.

11.5 Independent Contractors. This Agreement does not create a partnership, agency, joint venture, employment or any other similar arrangement. The Parties shall at all times remain legally and financially independent. Subscriber shall have no power or authority to conclude any contract or make any form of representation, statement, warranty or guarantee in favour of any person or entity on behalf of Amadeus or the Amadeus Group. In no event shall a Party act as an agent of the other.

AMADEUS SUBSCRIBER AGREEMENT	Page 9 of 19

11.6 Change of Terms and Conditions. Amadeus may amend the terms of these Subscriber Agreement Terms and Conditions, including the Schedules hereto, by providing three (3) months' advance written notice to Subscriber of such amendment. Subscriber shall be deemed to agree with such amendment unless Subscriber notifies Amadeus in writing within one (1) month after receipt of Amadeus' notice of the amendment that it does not agree with such amendment. If Subscriber so informs Amadeus that it does not agree to the amendment, then Amadeus will have the right to terminate this Agreement by providing three (3) months prior written notice of termination to Subscriber. Amadeus may withdraw its termination notice during this three (3) month period.

11.7 Change in Law. If there is a change in any statute, rule, regulation or order governing the Amadeus System, any Amadeus Product, the operation of computerised reservation systems, or air transportation and travel reservations generally, which has or will have a direct or indirect material adverse effect upon the benefits of this Agreement to Amadeus, Amadeus will notify Subscriber to propose any changes to this Agreement which Amadeus thinks are appropriate, including early termination of this Agreement by Amadeus. If Subscriber and Amadeus are unable to agree upon changes in the Agreement within thirty (30) days after the date of Amadeus’ notice to Subscriber, then Amadeus may terminate this Agreement by giving fifteen (15) days’ advance written notice of termination.

11.8 Amendments. Unless expressly provided to the contrary in this Agreement, no amendment or modification of this Agreement shall be effective unless it is in writing and signed by the Parties.

11.9 Electronic Signature. Where a Party uses Electronic Signature technology to sign this Agreement or any amendment, supplement or other change relating to it, such Electronic Signature confirms the relevant Party’s consent to the use of Electronic Signatures in respect thereof and to the use by the Parties of the Electronic Signature provider used to effect such signature (if any). The Parties agree such method of Electronic Signature shall be equally conclusive of a Party’s intention to be bound by the terms and conditions of this Agreement as if signed with the manuscript signature of such Party. For the purposes of this Clause, “Electronic Signature” means data in electronic form which is attached to or logically associated with a contract or other record and which is used by a Party with the intent to sign the record.

11.10 Amadeus Direct. Amadeus may make certain Amadeus Products available for ordering via Amadeus Direct by means of an agreement, amendment or other terms and conditions that Amadeus presents electronically for review and consent by Subscriber and which an Authorised User agrees to by checking the appropriate checkbox or clicking on the appropriate button to make a legally binding agreement between Amadeus and Subscriber. By agreeing to the terms and conditions (including any terms of use, privacy policy or cookie policy) which govern access to and use of Amadeus Direct by Authorised Users, the Authorised User entering Amadeus Direct on Subscriber’s behalf will automatically be granted the ability to order Amadeus Products on Amadeus Direct. Subscriber is solely responsible and liable for all Charges due on any Amadeus Products ordered, requested, authorised, accepted or utilised by Authorised Users through Amadeus Direct. Each product or service order made by an Authorised User on behalf of Subscriber will be treated as an offer by Subscriber to enter into an agreement with Amadeus. Such offer will be deemed to have been accepted by Amadeus when Amadeus has transmitted to Subscriber a notification message via email confirming the order. Subscriber is solely responsible for ensuring that only its authorised representatives enter Amadeus Direct on its behalf. Subscriber hereby agrees to waive any rights to challenge the validity or enforceability of any terms and conditions for an Amadeus Product ordered on Amadeus Direct on the grounds that they are in electronic form instead of paper.

11.11 Electronic Delivery. A signed copy of this Agreement, or any amendment or supplement of this Agreement, delivered by e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.12 Counterparts. This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11.13 Headings. Clause, Section, Schedule and paragraph headings are for reference only and shall not affect the interpretation of this Agreement.

11.14 Severance. If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Clause shall not affect the validity and enforceability of the rest of this Agreement.

11.15 Waiver. A waiver of any right or remedy under this Agreement or by law is only effective if given in writing and shall not be deemed a waiver of any subsequent breach or default. A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

AMADEUS SUBSCRIBER AGREEMENT	Page 10 of 19

11.16 Entire Agreement. This Agreement, which includes the signature page, these Subscriber Agreement Terms and Conditions, the Amadeus Standard Terms of Access and all Schedules attached hereto, constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter. Each Party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement. Nothing in this Clause shall limit or exclude any liability for fraud or fraudulent misrepresentation.

11.17 Prevailing Provisions. In the event of any inconsistency between the statements made in the body of this Agreement, the related Schedules (other than an exception expressly set forth as such therein) and the Amadeus Standard Terms of Access, the following order of precedence governs: (a) first, the signature page; (b) second, these Subscriber Agreement Terms and Conditions; (c) third, the Schedules to this Agreement; and (d) fourth, the Amadeus Standard Terms of Access.

11.18 Notices. Any notice or other communication: (a) given to a Party under or in connection with this Agreement shall be in writing and shall be delivered by hand or by registered mail at its registered office (if a company) or its principal place of business (in any other case); (b) from Amadeus to Subscriber may instead be given electronically by email to the authorised recipients of Subscriber specified on the signature page (or to the email address notified by Subscriber to Amadeus in writing from time to time) or via posting on Amadeus Direct; and (c) shall be deemed to have been received: (i) if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the proper address; (ii) if sent by registered mail, at 10.00 am on the second business day after posting or at the time recorded by the delivery service; (iii) if sent by email, upon receipt on the next business day after transmission if no error (including any delivery error message) or valid out-of-office email message is received by Amadeus in response to such email notice in respect of all of Subscriber's authorised recipients; or (iv) if posted via Amadeus Direct, seven (7) days after posting.

11.19 Third Party Rights. This Agreement is for the sole benefit of the Parties hereto and their respective permitted successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except where indicated as to the Amadeus Group.

11.20 Governing Law. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the Republic of India, without regard to any conflict of laws, rules or principles that may require the application of any other law or where this Agreement or any amendment to it is actually executed.

11.21 Jurisdiction. Each Party irrevocably agrees that the courts of New Delhi, India shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

/s/ Vikash Kumar Tiwari	/s/ Ravi Jakkula

AMADEUS SUBSCRIBER AGREEMENT	Page 11 of 19

SCHEDULE 2 INCENTIVES

Amadeus grants Subscriber the following Incentives identified in this Schedule, subject to the terms and conditions herein. No Incentives will be granted to Subscriber unless agreed in writing by the Parties in this Schedule.

Billing Currency:

The rates in this Schedule are listed in US Dollar (USD), but all payments shall be made in equivalent Indian Rupees (INR). Parties agree that Dollar rate settlement shall be done as per the average monthly FBIL (RBI rate) for which the Productivity Incentives are being paid for any settlement till the period of December 2024. For the purpose of Advance Amount settlement, Parties agree that Amadeus will provide a certificate of conversion shared by the remitter bank of Amadeus’ for the last remittance received by Amadeus which shall also be used for the purpose of monthly settlements till the time the entire Advance Amount is exhausted.

Part A – Incentives

1. Booking Incentive

1.1 General. Subscriber will qualify for the following Incentive per Eligible Booking (“Booking Incentive”) if it achieves the Amadeus Share of Wallet (the “Minimum Target”) specified in the table below:

Table 1.1

Year	Booking Incentive per Air India Domestic Eligible Booking (Edifact and NDC)	Booking Incentive per Air India International Eligible Booking (Edifact and NDC)	Booking Incentive per International Eligible Booking	Booking Incentive per NDC Public# Eligible Booking	Minimum Target/ Amadeus SoW
Any	[***]	[***]	[***]	[***]	Less than [***]% SoW
Any	[***]	[***]	[***]	[***]	[***]% SoW to [***]%
Any	[***]	[***]	[***]	[***]	[***]% SoW or greater

#NDC Public includes only Foreign International Airlines.

2. Half-Yearly Advance

2.1 Payment. Booking Incentives will be paid in advance on a half-yearly basis ("Half-Yearly Advance"). The Half-Yearly Advance shall commence from 1st January, 2025 and will be paid in advance based on projected Bookings in the manner as explained below:

The advance payment for the Half-Yearly Advance for H1 in 2025 (January 2025 – June 2025) period shall be calculated on the basis of previous Quarter X 2 Eligible Bookings generated by Subscriber on Amadeus System.

Thereafter this methodology of projected calculation shall continue for each subsequent half year. Subscriber shall raise invoice (along with applicable taxes) for such Half-Yearly Advance which will be payable within 45 (forty-five) days from the beginning of the relevant half year. The Half-Yearly Advance shall be set-off at the end of each respective half year against the Booking Incentive actually earned by the Subscriber and any unadjusted advance balance for the respective half year shall be carried forward and adjusted against the next Half Yearly Advance. It is hereby clarified that any shortfall subsequent to the half yearly reconciliation will be paid within 45 (forty-five) days from the date of reconciliation.

2.2 Payment. Subscriber shall generate sufficient Eligible Bookings to fully earn the value of each Half-Yearly Advance within 6 months after Amadeus issues payment. If Subscriber fails to generate sufficient Eligible Bookings to fully earn the Half Yearly Advance, Subscriber shall reimburse Amadeus for any unearned portions of the Half Yearly Advance within 15 days upon request by Amadeus. Subscriber shall conform with the requirements of The Central Goods and Service Tax Act, 2017 (as amended from time to time) at Amadeus’ office located at - 3rd Floor, Block-B3, World Tech Park, DLF IT SEZ, Silokhera, Sector-30, Gurugram -122002, Haryana, India and shall also bear ADIEPL’s GSTIN- 06ABACA1799A1Z0.

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3. Goodwill Bonus

3.1 General. Upon execution of this Agreement, Subscriber will qualify for a one-time goodwill bonus of INR [***] i.e., Indian Rupees [***] (“Goodwill Bonus”). The amount of Goodwill Bonus shall be exclusive of applicable taxes.

3.2 Payment. The Goodwill Bonus will be paid within 45 (forty-five) days of Amadeus’ receipt of Subscriber’s invoice, which may be provided after the date that this Agreement was last signed.

/s/ Vikash Kumar Tiwari	/s/ Ravi Jakkula

AMADEUS SUBSCRIBER AGREEMENT	Page 13 of 19

Part B – General Terms and Conditions for Incentives

1. Definitions

In this Schedule:

“Amadeus Share of Wallet” or “Amadeus SoW” means the percentage that Air Bookings on the Amadeus System represent of Subscriber’s total EDIFACT on all GDSs over the relevant period of measurement, according to industry (MIDT) data used by Amadeus.

“Amadeus Travel Order” means the record where travel information is stored, for example PNRs, total travel records (TTRs) or any current or future record fulfilling the same purpose.

“Back-to-First Booking” means the Booking Incentives are paid based on a single amount per Eligible Booking that is determined by the total number of Eligible Bookings made during the Year.

“Car Booking” means a car rental booking regardless of the number of consecutive days in such Booking, e.g. a reservation for two car rentals counts as two Car Bookings regardless of the number of passengers or the length of hire.

“Booking” means each individual air (“Air Booking”), hotel room or rental car (“Non-Air Booking”) reservation entry created in the itinerary portion of a PNR booked and processed in the Amadeus System that: (a) has not been cancelled, unconfirmed or unfulfilled; and (b) in the case of an Air Booking, has had a ticket or similar document issued by the Provider or its authorised agent (“Ticketed Booking”). The Parties will assume that the number of Ticketed Bookings correspond to the number of Air Bookings unless demonstrated otherwise in Amadeus’ automated record. By way of example: (i) one passenger on a single direct flight counts as one Air Booking; and (ii) one passenger on two separate connecting flights counts as two Air Bookings.

“Content Aggregator” means a GDS other than the traditional Amadeus System EDIFACT GDS that aggregates Provider content and makes it available for sale.

“Domestic Booking” means an Eligible Booking on a city pair where the departure city and arrival city are located within the same country.

“Eligible Booking” means a Booking which is not a Non-Eligible Booking and on which Amadeus may apply an incentive scheme, as further detailed in this Schedule.

“Ghost Booking” means a Booking generated in the Amadeus System for information purposes only due to storage in the PNR, that is never sent to the airline (there is no inventory space release and it is not ticketable) and corresponds to the status codes GK, GL, GN.

“Group Booking” means a Booking of ten (10) or more passengers on at least one common flight segment within their itinerary to a common destination in a single PNR or multiple PNRs.

“Hotel Booking” means a hotel room booking regardless of the number of consecutive nights in such booking, e.g. a reservation for two hotel rooms counts as two Hotel Bookings regardless of the number of guests that check-in for each room or the length of their stay.

“Incentives” means the commercial terms and conditions described in this Schedule.

“Incremental” means that the Booking Incentive of a specific tier applies to all the Eligible Bookings made within that tier and reached during the Year. Therefore, the total amount will be the sum of each tier according to volumes during the set period.

“International Booking” means an Eligible Booking on a city pair where the departure city and arrival city are located in different countries.

“NDC Booking” means an individual air reservation entry created in the Amadeus Travel Order that has been booked and processed in the Amadeus System using the NDC transmission standard and which has not been cancelled, unconfirmed or unfulfilled by agency or airline. By way of example: (i) one passenger on a single direct flight counts as one NDC Booking; and (ii) one passenger on two separate connecting flights counts as two NDC Bookings. For the purpose of counting any NDC Bookings hereunder, NDC Bookings count for Subscriber only where Subscriber is the creator of the NDC Booking.

“Non-Eligible Bookings” means Bookings that, unless otherwise expressly stated in this Schedule: (a) shall not count towards any Eligible Booking volume calculations; and (b) for which Amadeus pays no Incentives. Non-Eligible Bookings include:

(i)
Unproductive Bookings (HX, UN, NO, UC, HL);
(ii)
Passive Bookings and Ghost Bookings;
(iii)
Non-GDS bookings (i.e., bookings made outside of the Amadeus System);
(iv)
Bookings made on Provider Owned Distribution Channels that are ticketed by Subscriber;
(v)
Bookings of a non-air Provider that are made available in the air availability display of Amadeus Selling Platform;
(vi)
Bookings on airlines that connect to the Amadeus System via Amadeus Ticketless Access, Amadeus Light Ticketing, a proprietary airline API or similar connectivity;
(vii)
Air Bookings and rental car Bookings coming from Content Aggregator sources (e.g., Pyton Flight Portal);
(viii)
Bookings of a Provider that are not processed through standard EDIFACT protocols;
(ix)
Bookings for which Amadeus has received a claim for payment from a third party;
(x)
Bookings for which Amadeus does not receive a booking related distribution fee from the relevant Provider;
(xi)
Bookings that have not been paid by the relevant Provider;
(xii)
Bookings on content not in the Amadeus System as of the Effective Date;
(xiii)
Private Channel Bookings; and
(xiv)
All Bookings of a Provider or specific Bookings of a Provider as indicated in Section 2 (Exempt Bookings) of Part C (NDC, Exempt Bookings and Provider Programs) of this Schedule.

“Passive Air Booking” means a booking originally confirmed or waitlisted outside the Amadeus System that is recreated by an Amadeus System user and evidenced by such status codes as, for example, PK, PL, PU or PX.

“Passive Booking” means a Passive Air Booking or a Passive Hotel Booking.

“Passive Hotel Booking” means a booking which contains booking information for an existing property in the Amadeus System but the reservation is made outside of the Amadeus System (e.g., by phone or the via the Internet).

AMADEUS SUBSCRIBER AGREEMENT	Page 14 of 19

“Private Channel Booking” means a Booking made via a private booking arrangement agreed directly between Subscriber and the relevant Provider for access to specified content, including content that is not made generally available.

“Provider Owned Distribution Channel” shall mean the following sources from which some or all of the products and services of a Provider can be reserved or purchased by any person or entity directly from such Provider: (a) a Provider’s internal reservations system or its reservation sales personnel or agents; (b) a Provider’s Internet business to consumer site, whether operated or marketed by such Provider or any third party on behalf of such Provider; or (c) any distribution method directly connected by a Provider or by any third party to travel agencies, corporations or other travel intermediaries.

“Year” means each successive twelve-month period from the Effective Date.

2. General

2.1 Booking Ownership. For the purpose of the payment of Incentives hereunder, Subscriber shall mean the last owner of the Booking.

2.2 Double Payments and Fraud. Subscriber shall indemnify Amadeus and the Amadeus Group against all costs, losses, damages, expenses or claims arising out of or in connection with: (a) a claim for payment from a third party relating to a Booking for which Amadeus has already made an Incentive payment to Subscriber under this Agreement; (b) the fraudulent transfer of Bookings from an Office ID of Subscriber to the Office ID of a third party for the purpose of obtaining economic advantages; or (c) fraudulent bookings made by Subscriber through the Amadeus System.

2.3 Subscriber Acquisitions. In the event Subscriber acquires business: (a) that is already an Amadeus System user, then such business may only qualify for the Incentives under this Agreement if mutually agreed by the Parties; or (b) that is not an Amadeus System user, then such business may, upon advance written notice from Subscriber to Amadeus, immediately qualify for the Incentives under this Agreement.

2.4 Amendment to Non-Eligible Booking Definition. Amadeus reserves the right to amend the definition of “Non-Eligible Bookings” above by giving Subscriber three (3) months’ prior written notice.

3. Booking Counts and Invoicing

3.1 Booking Counts. Within thirty (30) days of the end of each billing period Amadeus will: (a) make a Booking count calculation to determine the number of Eligible Bookings produced by Subscriber and the corresponding Incentives attributable to those Eligible Bookings; and (b) provide such Booking count calculation to Subscriber. Amadeus may make Booking count calculations available to Subscriber electronically, including via posting Booking count calculations on Amadeus Direct, and Subscriber agrees to receive Booking count calculations in an electronic format.

3.2 Disputed Booking Counts. Amadeus will determine Booking counts from its books and records. If Subscriber disputes any Booking counts, then it shall provide Amadeus with records of all Bookings that it is disputing, together with such information as Amadeus may reasonably require in order to validate the total Bookings made by Subscriber over the relevant period. Amadeus will review in good faith the information provided by Subscriber, however, in the event of any continuing dispute, Amadeus' books and records will be deemed to be final and conclusive.

3.3 Franchisees/Consortia. If Subscriber is a member of a franchise, consortia or other representative group, Bookings produced by Subscriber that are eligible for incentives under a separate agreement between such group’s headquarters and a member of the Amadeus Group will not be counted for the purposes of Incentives under this Agreement.

3.4 Booking Count Adjustments. Amadeus may retroactively adjust any incorrect Booking counts: (a) upon notification by any Provider of any speculative, fictitious, duplicative, improper or fraudulent Bookings made by Subscriber; or (b) if Amadeus has reasonable grounds to believe a Booking is speculative, fictitious, duplicative, improper or fraudulent or has been made by Subscriber solely to achieve minimum Booking targets or minimum usage requirements or to otherwise obtain improper economic advantages.

3.5 Invoicing/Payment. If invoicing or payment terms are not specified for an Incentive in this Schedule, then such terms will be according to Amadeus' current practice. Invoices may be submitted after Subscriber has received the applicable Eligible Booking report from Amadeus and will be paid by Amadeus within forty-five (45) days of receipt. After the Effective Date and following any change of bank account, Subscriber shall provide Amadeus with any documentation it may reasonably require (e.g., a bank certificate) in order to validate the bank details of Subscriber. Amadeus reserves the right to withhold any payment pending receipt of such documentation.

3.6 Interest on Incentive Repayments. Without prejudice to any other rights that Amadeus may have under this Agreement, if any sum that Amadeus advanced to Subscriber in exchange for future Booking production becomes repayable under this Schedule on account of a Booking shortfall or early termination, Amadeus may charge interest on the repayment amount from the date of payment of the advanced sum until repayment is made in full at 10% per annum or, if lower, the prevailing maximum statutory rate allowed by law.

3.7 Set-Off against Incentives. Amadeus may at any time and without notice set-off any payment obligation due from Subscriber to Amadeus under this Agreement (or due from Subscriber to Amadeus or another member of the Amadeus Group under any other agreement) against any Incentives owed by Amadeus to Subscriber under this Agreement, in either case howsoever arising and regardless of the place of payment or currency of either obligation. Any exercise by Amadeus of its rights under this Section shall not limit or affect any other rights or remedies available to it under this Agreement or otherwise. Parties agree that regardless of any charges being set off against the booking incentives due and payable to the Subscriber, the Subscriber will raise invoices to Amadeus for the full booking incentive amount for the half year, rather than for the adjusted amount after the deduction of such charges.

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4. Incentive Exceptions

Notwithstanding anything to the contrary in this Agreement, the terms and conditions hereof, including all Incentives, Eligible Booking volume calculations, NDC Booking volume calculations, may be adjusted by Amadeus: (a) where a Provider makes, or has made before the Effective Date, its content available in the Amadeus System in exchange for a direct or indirect reduction of Amadeus booking related distribution fees or at a charge; or (b) with respect to Provider content that becomes part of a Provider or Amadeus content program; or (c) with respect to Provider content for which the Provider restricts payment of incentives; or (d) with respect to Provider content for which Amadeus’ integration and processing costs increase as a result of technological specifications imposed by the relevant Provider (the “Affected Content”). In any such event, Amadeus will notify Subscriber of the terms and conditions applicable to bookings of Affected Content. Such terms and conditions may include a reduction in Incentives, the imposition of applicable charges with respect to the Affected Content or an increase in Charges for Amadeus Products used in connection with the Affected Content. The Parties will discuss in good faith any such terms and conditions upon Subscriber’s request. Subject to the foregoing, the terms and conditions with respect to the Affected Content will apply from the date stated in Amadeus' notice, unless otherwise agreed between the Parties. If Subscriber chooses not to accept such terms and conditions by notifying Amadeus in writing within thirty (30) days of Amadeus' notice, then: (i) Amadeus may restrict access to the Affected Content; or (ii) no Incentives will apply on such Affected Content.

AMADEUS SUBSCRIBER AGREEMENT	Page 16 of 19

Part C – NDC, Exempt Bookings and Provider Programs

1. NDC Bookings

(A) NDC Programs. The Amadeus Group has NDC programs or arrangements in place in the Territory as of the Effective Date with respect to certain Providers. Subject to the terms and conditions herein, Subscriber may access the NDC programs or arrangements that are identified at the following URL: https://servicehub.amadeus.com/c/portal/view-solution/408322725/en_US/ndc-airline-groups.

(B) NDC Groups. Each Provider of NDC-sourced content will be included in a group of NDC Providers (each, an “NDC Group”) at the URL specified above. Amadeus reserves the right, at its sole discretion, to change the Providers in each NDC Group by posting the modified NDC Groups at the URL specified above. Changes to NDC Groups will not apply retroactively and will become effective immediately for all NDC Bookings made following the relevant change. Subscriber acknowledges its responsibility to check the URL specified above regularly for changes to the NDC Groups

(C) Counting NDC Bookings. Notwithstanding that NDC Bookings are Non-Eligible Bookings, each NDC Booking made by Subscriber on a Provider included in a qualifying NDC Group as specified in the table below, will count toward the Eligible Booking volume calculations under this Agreement for the purposes of: (i) determining the existing Booking Incentive tier level (if any); and (ii) determining whether any Booking volume bonus or fund is achieved.

NDC Group	NDC Bookings count towards Eligible Booking Volumes
NDC Prime Access Group	YES
NDC Public Access Group	YES

2. Exempt Bookings

Provider Type	Provider Code	Provider Name	Type of segments
Airline	SG	Spicejet	ALL
Airline	L6	Mauritania Airlines	ALL
Airline	SM	Air Cairo	ALL
Airline	WE	Thai Smile	ALL
Airline	EK	Emirates	Group Bookings
Hotel	AD	Amadeus Value hotels	ALL
Airline	JA	JetSmart	All
Airline	WJ	JetSmart Argentina	All
Airline	JZ	JetSmart Peru	All
Hotel	HS & HV	Hotel Reservation Service	ALL
Car	TE	Tempest	ALL

Airline	UL	SriLankan Airlines	Group Bookings
Airline	9C	Spring Airlines	All
Rail (in Air Display)	9F	Eurostar	ALL
Rail (in Air Display)	2H	Thalys	ALL
Rail (in Air Display)	9B	Access Rail	ALL
Rail (in Air Display)	HR	Hahn Air	ALL

AMADEUS SUBSCRIBER AGREEMENT	Page 17 of 19

3. Reduced Incentive Bookings

Notwithstanding anything to the contrary herein, Amadeus will pay reduced Incentives for the indicated types of Bookings (e.g., Local Domestic Bookings, specific booking classes, Group Bookings, etc.). For clarification, the following Bookings: (i) count toward the Eligible Booking volume calculations under this Agreement; (ii) do not receive the Booking Incentive specified in Part A (Incentives) of this Schedule; and (iii) receive up to the Reduced Incentive per Eligible Booking indicated in the table below which shall in no event be more than the standard Booking Incentive received by Subscriber under Part A (Incentives) of this Schedule:

Provider Type	Provider Code	Type of segments	Max ALL-IN incentive	Currency
Airline	PK	ALL	[***]	USD
Airline	TR	ALL	[***]	USD
Airline	OD/SL	ALL	[***]	USD
Airline	TW	ALL	[***]	USD
Airline	BA, KL, AF, QF	NDC Prime	[***]	USD

Notwithstanding the aforementioned, the Bookings specified in the table above (“Reduced Incentive Bookings”) shall be counted towards Eligible Booking volumes calculations for the purposes of: (i) determining the Booking Incentive tier level (if any); and (ii) determining whether any Booking volume bonus or fund is achieved. Where a volume bonus or fund is paid on a per Eligible Booking basis, Reduced Incentive Bookings do not receive any bonus payment or fund. Where the Booking volume bonus or fund is a lump sum amount and Reduced Incentive Bookings are needed for Subscriber to reach the relevant Booking volume target, such lump sum amount shall be reduced by a percentage equal to the number of Reduced Incentive Bookings used to reach the relevant Booking volume target (e.g., if a Booking volume target of 100 Eligible Bookings is achieved with 25 Reduced Incentive Bookings and 75 Eligible Bookings, then the percentage reduction would be 25%). Reduced Incentive Bookings are not counted toward Booking volume targets related to Shortfall reimbursements.

4. Private Channel Bookings

The Amadeus Group has Private Channel Booking arrangements in place in the Territory as of the Effective Date with respect to certain Providers. Subscriber will be provided with access to the Private Channel Booking programs or arrangements identified in the table below, subject to the terms and conditions herein.

Private Channel Bookings made on the Providers specified below are Non-Eligible Bookings that: (i) do not receive any Booking Incentives specified in Part A (Incentives) of this Schedule; and (ii) only if specified in the table below, shall be counted towards Eligible Booking volumes calculations under this Agreement for the purposes of: (a) determining the Booking Incentive tier level (if any); and (b) determining whether any Booking volume bonus or fund is achieved.

Point of Sale (Market)	Private Channel Provider Code	Private Channel Provider Name	Office ID(s)	Private Channel Bookings Count Towards Eligible Booking Volumes
India	QF	Qantas Airways	DELMY397H, DELMY397J, DELWI2202, DELMY34KL, DELI228UU, DELI228BM	No

Subscriber’s access to the Private Channel Booking programs or arrangements identified in the table above is subject to the following terms and conditions:

(A) Private Channel Booking Access. Access to each Private Channel Booking program or arrangement is subject to: (I) the existence of a private channel agreement for the provision of such content between the Amadeus Group and the relevant Provider; and (II) the existence of a private channel agreement for the provision of such content between Subscriber and the relevant Provider.

AMADEUS SUBSCRIBER AGREEMENT	Page 18 of 19

(B) Termination of Private Channel Booking Access. Each Party shall immediately notify the other Party in writing of the termination of its private channel agreement with the relevant Provider. If a private channel agreement with a Provider is terminated, or a termination notification is sent by a Provider and received by Amadeus, between: (I) the 1st and 15th of a month, Subscriber’s access to the Private Channel Booking content shall automatically terminate on the final day of that month; or (II) the 16th and final day of a month, access to the Private Channel Booking content shall automatically terminate on the final day of the following month. Furthermore, Amadeus reserves the right to disable access to any Private Channel Booking content on any Office ID at Amadeus’ sole discretion.

(C) Termination at Provider’s Request. Amadeus may, without notice or liability to Subscriber, immediately terminate Subscriber’s access to the Private Channel Booking content of a Provider if so requested for any reason by such Provider.

AMADEUS SUBSCRIBER AGREEMENT	Page 19 of 19